UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 7, 2020

INTERNATIONAL MONEY EXPRESS, INC.
(Exact name of registrant as specified in charter)

Delaware	001-37986	47-4219082
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9480 South Dixie Highway, Miami, Florida (Address of Principal Executive Offices)	33156 (Zip Code)

Registrant’s telephone number, including area code: (305) 671-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock ($0.0001 par value)	IMXI	The Nasdaq Capital Market

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 7, 2020, International Money Express, Inc. (the “Company”) announced that Andras Q. Bende, age 45, has been appointed to the position of Chief Financial Officer, effective as of December 7, 2020.  Prior to joining the Company, Mr. Bende served as the chief financial officer of Computer Services, Inc., a financial technology company (“Computer Services”), from March 2018 until December 2019, and as a consultant upon his resignation as chief financial officer until May 2020. Prior to his role at Computer Services, Mr. Bende served as the chief financial officer of Bank BPH, which was majority owned by GE Capital during Mr. Bende’s service, from 2012 until 2016. Mr. Bende also held various chief financial officer and controller roles at GE Capital from 2005 to 2012. Mr. Bende holds a bachelor’s degree in financial management from Clemson University.

There is no arrangement or understanding between Mr. Bende and any other person relating to the selection of Mr. Bende as an officer of the Company. There are no family relationships among Mr. Bende and any of the Company’s directors or executive officers. Neither Mr. Bende nor any immediate family member of Mr. Bende has been or is currently proposed to be a participant in any transaction that would be required to be reported pursuant to Item 404(a) of Regulation S-K (17 CFR 229.404(a)).

On December 7, 2020, the Company entered into an employment agreement (the “Employment Agreement”) with Andras Q. Bende, pursuant to which Mr. Bende will provide services as Chief Financial Officer for an indefinite term beginning on December 7, 2020.   The Employment Agreement provides for a base salary of $425,000 per year, subject to increases at the discretion of the board of directors of the Company (the “Board”). The Employment Agreement also provides that Mr. Bende will have the opportunity to earn a performance based bonus with a target annual bonus opportunity of 40% of his then-current base salary, based 25% on achievement of personal objectives and 75% on achievement of certain EBITDA results or other objective performance measures established by the Board from time to time. The amount of any annual bonus payable will be determined by the Board in its discretion.  The Employment Agreement also provides that Mr. Bende is eligible to participate in the Company’s 2020 Omnibus Equity Compensation Plan, and will, subject to his continued employment, receive no later than March 15, 2021, a grant of 15,000 restricted stock units and a grant of non-qualified stock options to purchase 40,000 shares of the Company’s common stock, both of which awards will vest in equal installments on each of the first four anniversaries of the grant date.

Mr. Bende is also eligible to participate in any benefit plans (excluding severance, bonus, incentive or profit-sharing plans) offered by the Company as in effect from time to time, and is entitled to other fringe benefits customary for senior executives. In addition, Mr. Bende will receive a one-time relocation fee of $125,000 and reimbursement for temporary housing and other reasonable travel expenses for a period of up to 60 days. The Employment Agreement subjects Mr. Bende to customary restrictive covenants to protect the Company from competitive activities.

The Employment Agreement also provides for severance upon a termination of employment under certain circumstances.  If Mr. Bende’s employment is terminated (x) by the Company other than for Cause, Disability (as such terms are defined in the Employment Agreement) or death or (y) by Mr. Bende for Good Reason (as defined in the Employment Agreement), then Mr. Bende would be entitled to base salary continuation for nine months, a pro-rata portion of his target bonus for the year in which termination occurs (less any bonus amounts already paid for such year) and any other Accrued Rights (as defined in the Employment Agreement).  In the event Mr. Bende’s employment is terminated by the Company for Cause (as defined in the Employment Agreement), Mr. Bende would be entitled to receive any base salary through the date of termination that remains unpaid as of the date of termination, any accrued and unpaid bonus for any previously completed bonus period that Mr. Bende is entitled to receive as of the date of termination, and any other Accrued Rights (as defined in the Employment Agreement). In the event of Mr. Bende’s termination due to death or Disability (as defined in the Employment Agreement), Mr. Bende, or Mr. Bende’s estate, as applicable, would be entitled to receive the Accrued Rights (as defined in the Employment Agreement).

The foregoing description of the Employment Agreement is intended only as a summary and is qualified in its entirety by reference to the actual terms of the Employment Agreement, which is attached as Exhibit 10.1 hereto and is incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

10.1	Employment Agreement by and between Andras Q. Bende and International Money Express, Inc., dated as of December 7, 2020.

104	Inline XBRL for the cover page of this Current Report on Form 8-K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERNATIONAL MONEY EXPRESS, INC.

Dated: December 7 2020	By:	/s/ Robert Lisy
	Name:	Robert Lisy
	Title:	Chief Executive Officer